Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-196577
Registration File No.: 333-196577-01

PROSPECTUS

NCR CORPORATION

Offer to Exchange

$400 million aggregate principal amount of 5.875% Senior Notes due 2021 guaranteed by NCR International, Inc. (the “Guarantor”)

(CUSIP Nos. 628865 AA5 and U62889 AA5)

for

$400 million aggregate principal amount of 5.875% Senior Notes due 2021

(CUSIP No. 62886E AR9)

guaranteed by the Guarantor

that have been registered under the Securities Act of 1933, as amended

We are offering to exchange $400 million aggregate principal amount of 5.875% Senior Notes due 2021 (which we refer to as the “old notes”), guaranteed by the Guarantor, for $400 million aggregate principal amount of 5.875% Senior Notes due 2021 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (which we refer to as the “new notes”), unconditionally guaranteed on a senior unsecured basis by the Guarantor. When we use the term “notes” in this prospectus, the term includes the old notes and the new notes.

The exchange offer will expire at 5:00 p.m., New York City time, on July 21, 2014, unless we extend the exchange offer.

Terms of the exchange offer:

•	We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

•	The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Material Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the old notes and the related guarantee in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

There is no established trading market for the new notes or the old notes.

Each broker-dealer that receives new notes and the related guarantee for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes and the related guarantee. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes (and the related guarantee) received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The exchange offer will be commenced on June 23, 2014. The letter of transmittal accompanying this prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of a book-entry account with respect to the old notes established at The Depository Trust Company) is to be used by the holders of the old notes to accept the exchange offer and contains instructions with respect to the delivery of certificates for old notes tendered in connection therewith.

See “Risk Factors” beginning on page 9 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 23, 2014.

This prospectus contains summaries of the material terms of certain documents and refers you to certain documents that we have filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find More Information.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:

NCR Corporation

3097 Satellite Boulevard

Duluth, GA 30096

Attention: Investor Relations

Phone: (937) 445-5000

In order to obtain timely delivery of such materials, we must receive your request no later than five business days prior to the expiration of the exchange offer.

No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy the new notes in any jurisdiction or under any circumstances in which the offer or sale is unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SUMMARY

This summary highlights the information contained in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we refer you, including the information set forth under “Risk Factors” beginning on page 9 of this prospectus and in the section entitled “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference into this prospectus, and the more detailed information and our historical consolidated financial statements and the related notes incorporated by reference into this prospectus.

In this prospectus, except as otherwise indicated or the context otherwise requires, the “Company,” “NCR,” “we,” “our” and “us” refer to NCR Corporation and its consolidated subsidiaries.

Our Company

NCR Corporation is a leading global technology company that provides innovative products and services that enable businesses to connect, interact and transact with their customers and enhance their customer relationships by addressing consumer demand for convenience, value and individual service. Our portfolio of self-service and assisted-service solutions serve customers in the financial services, retail, hospitality, travel, and telecommunications and technology industries and include automated teller machines (ATMs) and ATM and financial services software, point of sale devices (POS) and POS software, and self-service kiosks and software applications that can be used by consumers to enable them to interact with businesses from their computer or mobile device. We complement these product solutions by offering a complete portfolio of services to support both NCR and third-party solutions. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors.

NCR has over 129 years of operating history and, as of December 31, 2013, had approximately 29,300 employees and contractors around the world. Our total revenue for the year ended December 31, 2013 was $6.1 billion, an increase of 7% over the prior year. We have a balanced revenue base, having earned approximately 52% of our revenue from services and approximately 48% of our revenue from product sales in the year ended December 31, 2013.

NCR is headquartered in Duluth, Georgia, USA. Our address at our corporate headquarters is 3097 Satellite Boulevard, Duluth, Georgia 30096, USA.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On December 19, 2013, NCR, through its wholly-owned subsidiary NCR Escrow Corp., which merged with and into NCR on January 10, 2014, completed the private placement of $400,000,000 aggregate principal amount of the old notes. As part of that offering, NCR entered into a registration rights agreement with the initial purchasers of the old notes, dated as of December 19, 2013, in which it agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes no later than October 15, 2014, or under certain circumstances, to file a shelf registration statement. Below is a summary of the exchange offer.

Old Notes	$400 million aggregate principal amount of 5.875% Senior Notes due 2021.

New Notes	Up to $400 million aggregate principal amount of 5.875% Senior Notes due 2021, the issuance of which has been registered under the Securities Act. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer	We are offering to issue up to $400 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that was executed when the old notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act. Old notes may be tendered in minimum denominations of principal amount of $2,000 and integral multiples of $1,000. We will issue the new notes promptly after expiration of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes.” If all outstanding old notes are tendered for exchange, there will be $400 million aggregate principal amount of 5.875% Senior Notes due 2021 (that have been registered under the Securities Act) outstanding after this exchange offer.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on July 21, 2014, unless extended by us. By tendering your old notes, you represent to us that:

•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in a distribution of the new notes, as defined in the Securities Act;

•	you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance	You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on July 21, 2014. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered old notes, see “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Consequences of Not Exchanging Your Old Notes	If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of the new notes may adversely affect the liquidity of your old notes. See “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Procedures for Tendering the Old Notes	You must do the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

•	tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent,” or

•

tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, U.S. Bank National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Book-Entry Transfers.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations	The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption “Material Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales	Based on interpretations by the staff of the Securities and Exchange Commission (“SEC”) as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you are participating or intend to participate, or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer; or

•	you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering.

If you fall within one of the exceptions listed above, you cannot rely on the applicable interpretations of the staff of the SEC and you must comply with the applicable registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. See the discussion below under the caption “The Exchange Offer—Procedures for Tendering Old Notes” for more information.

Broker-Dealer	Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Furthermore, a broker-dealer that acquired any of its old notes directly from us:

•	may not rely on the applicable interpretations of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (Apr. 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); or Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

SUMMARY DESCRIPTION OF THE NEW NOTES

The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. When we use the term “notes” in this prospectus, the term includes the old notes and the new notes. For a more detailed description of the new notes, see “Description of the New Notes.”

Issuer	NCR Corporation, a Maryland corporation.

Notes Offered	Up to $400 million aggregate principal amount of 5.875% Senior Notes due 2021.

Maturity Date	December 15, 2021.

Interest Payment Dates	June 15 and December 15 of each year, commencing on June 15, 2014. Interest will accrue from December 19, 2013.

Ranking	The new notes and the guarantees will be the Company’s and the guarantor’s general senior unsecured debt obligations and will, respectively:

•	rank equally in right of payment to all of the Company’s and the guarantor’s existing and future senior unsecured debt;

•	rank senior in right of payment to any of the Company’s and the guarantor’s future debt that is expressly subordinated in right of payment to the new notes and the guarantees;

•	be effectively subordinated to the Company’s and the guarantor’s existing and future secured indebtedness, including indebtedness under our senior secured credit facility, to the extent of the value of the collateral securing such indebtedness (our obligations under our senior secured credit facility are guaranteed by certain of our wholly-owned domestic subsidiaries, and our senior secured credit facility and these guarantees are secured by a first priority lien and security interest in certain equity interests owned by us and the guarantor subsidiaries in certain of our and their respective domestic and foreign subsidiaries, and a perfected first priority lien and security interest in substantially all of our U.S. assets and the assets of the guarantor subsidiaries, subject to certain exclusions; the security interest in substantially all of our U.S. assets and the assets of the guarantor subsidiaries will be released if we achieve an investment grade rating, and would remain released so long as we maintained that rating); and

•	be structurally subordinated to all of the existing and future liabilities, including trade payables, of our existing and future subsidiaries that do not guarantee the new notes.

At December 31, 2013, the Company and the guarantor had approximately $3.4 billion of total indebtedness outstanding, of which $1.1 billion was secured indebtedness under the senior secured credit facility. Additionally, at December 31, 2013, the Company and the guarantor had approximately $828 million of secured debt available for borrowing as additional senior secured debt under our senior secured credit facility.

Guarantee	The new notes will be unconditionally guaranteed on a senior unsecured basis, subject to certain limitations described herein, by one of our domestic subsidiaries that guarantees our senior secured credit facility. See “Description of the New Notes—Subsidiary Guarantee.”

Optional Redemption	At any time prior to December 15, 2017, we may redeem some or all of the notes at a price equal to 100% of the principal amount thereof to be redeemed plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. At any time on or after December 15, 2017, we may redeem some or all of the notes at any time at the redemption prices described in the section “Description of the New Notes—Optional Redemption” plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the notes before December 15, 2016, with the net cash proceeds of certain equity offerings at a redemption price of 105.875% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Our other existing and future indebtedness may limit our ability to make any optional redemption. See “Description of the New Notes—Optional Redemption.”

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the section “Description of the New Notes—Change of Control.”

Asset Sales	If we sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain time periods, we must offer to repurchase the notes at 100% of their principal amount plus accrued and unpaid interest. For more details, see the section “Description of the New Notes—Certain Covenants—Limitation on sales of assets and subsidiary stock.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness;

•	declare or pay dividends, redeem stock or make other distributions to stockholders;

•	make other restricted payments, including, without limitation, investments;

•	create liens or use assets as security in other transactions;

•	engage in certain sale/leaseback transactions;

•	create dividend and other payment restrictions affecting our subsidiaries;

•	merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	sell or transfer certain assets, including stock of subsidiaries.

These covenants are subject to a number of important exceptions and qualifications. For example, if the notes are assigned an investment grade rating (as defined in “Description of the New Notes—Certain Definitions”) by Moody’s and Standard and Poor’s and no default has occurred or is continuing, certain covenants will be terminated. For more details, see “Description of the New Notes—Certain Covenants.”

No Established Trading Market	The new notes generally will be freely transferable but will also be new securities for which there is no established market. Accordingly, a liquid market for the notes may not develop or be maintained. We have not applied, and do not intend to apply, for the listing of the new notes on any exchange or automated dealer quotation system.

Risk Factors	Tendering your old notes in the exchange offer involves risks. You should carefully consider the information in the section entitled “Risk Factors” beginning on page 9 and all the other information included in this prospectus before tendering any old notes.

RISK FACTORS

You should review and consider carefully the following risk factors and the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus, as well as all the other information presented in or incorporated by reference into this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.” These risks could materially and adversely affect our business, financial condition and results of operations, could cause actual results to differ materially from our expectations and projections, and could cause the market value of our securities to decline. While these are the risks we believe are most important for you to consider, you should know that they may not include all of the important factors that could affect our business or our industry or that could cause our future financial results to differ materially from historic or expected results or cause the market price of our securities to fluctuate or decline.

Risks Related to Our Notes

The notes will be effectively subordinated to our and our guarantor’s existing and future secured indebtedness, including indebtedness under our senior secured credit facility.

The notes are unsecured and rank behind all of our and the guarantor’s existing and future secured indebtedness, including indebtedness under our senior secured credit facility, to the extent of the value of the collateral securing such indebtedness. The collateral securing our senior secured credit facility includes certain equity interests owned by the Company and the subsidiary guarantor in certain of their respective domestic and foreign subsidiaries, and substantially all of the U.S. assets of the Company and the subsidiary guarantor. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, the holders of secured debt, including the lenders under our senior secured credit facility, will be entitled to exercise the remedies available to a secured lender under applicable law and to be paid in full from the assets securing that secured debt before any payment may be made with respect to the notes. In that event, because the notes will not be secured by any of our or the guarantor’s assets, it is possible that there will be no assets from which claims of holders of the notes can be satisfied or, if any assets remain, that the remaining assets will be insufficient to satisfy those claims in full. If the value of such remaining assets is less than the aggregate outstanding principal amount of the notes and all other debt ranking pari passu with the notes (including our 4.625% Senior Notes due 2021, our 5.000% Senior Notes due 2022 and our 6.375% Senior Notes due 2023 (collectively, our “pari passu notes”)), we may be unable to fully satisfy our obligations under the notes. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing such debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result, you may lose a portion, or the entire value, of your investment in the notes.

Our obligations under the senior secured credit facility are guaranteed by certain of our direct and indirect wholly-owned domestic subsidiaries. The senior secured credit facility and these guarantees are secured by a first priority lien and security interest in the equity interests owned by the Company and the subsidiary guarantor in certain of their respective domestic and foreign subsidiaries, and substantially all of the U.S. assets of the Company and the subsidiary guarantor. At December 31, 2013, the notes and the related guarantees were effectively subordinated (to the extent of the value of the collateral) to $1.1 billion of senior secured debt and approximately $828 million of senior secured debt was available for borrowing as additional senior secured debt under our senior secured credit facility. Further, the terms of the notes permit us to incur additional secured indebtedness. Your notes will be effectively subordinated to any such additional secured indebtedness. We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If upon the maturity date other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

The notes will be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that are not, or do not become, guarantors of the notes.

The notes will not be guaranteed by all of our domestic subsidiaries or any of our foreign subsidiaries and will not be guaranteed by all of our subsidiaries that guarantee our senior secured credit facility. The notes will therefore be structurally subordinated to all of the existing and future liabilities, including trade payables, of any non-guarantor subsidiary such that, in the event of an insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before the holders of the notes would be entitled to any payment.

Under certain circumstances, subsidiary guarantees may be released.

Those subsidiaries that provide, or will provide, guarantees of the notes will be released from such guarantees upon the occurrence of certain events, including the following:

•	the designation of such subsidiary guarantor as an unrestricted subsidiary (as defined in the indenture governing the notes);

•	the release of such subsidiary guarantor from its guarantee under our senior secured credit facility;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor;

•	the sale or other disposition, including by way of merger or consolidation, the sale of its capital stock or the sale of all or substantially all of the assets, of such subsidiary guarantor; or

•	the Company’s exercise of its legal defeasance option or its covenant defeasance option as described in the indenture.

If any such subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against any such subsidiary and the indebtedness and other liabilities, including trade payables and preferred stock, if any, of such subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of the New Notes—Subsidiary Guarantee” and “Description of the New Notes—Certain Covenants—Future subsidiary guarantors.”

Because your right to require repurchase of the notes is limited, the trading price of the notes may decline if we enter into a transaction that is not a change of control under the indenture governing the notes.

The term “change of control” is limited and does not include every event that might cause the trading price of the notes to decline. Our obligation to repurchase the notes upon a change of control may not preserve the value of the notes in the event of a highly leveraged reorganization, merger or similar transaction. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and of our common stock but that might not constitute a change in control permitting holders to require us to repurchase their notes. See “Description of the New Notes—Change of Control.”

The ability of holders of notes to require us to repurchase notes as a result of a disposition of “substantially all” of our assets may be uncertain.

The definition of “change of control” in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase

“substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale or other disposition of less than all of our assets to another person or group may be uncertain.

Many of the covenants contained in the indenture will not apply if the notes are rated investment grade by Moody’s and Standard and Poor’s and no default has occurred and is continuing.

Many of the covenants in the indenture governing the notes will not apply if the notes are rated investment grade (as defined in the indenture) by Moody’s and Standard and Poor’s, provided that at such time no default with respect to the notes has occurred and is continuing. The covenants will restrict, among other things, our ability to pay dividends, incur debt, and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the New Notes—Certain Covenants.”

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders or a default under one of the indentures governing our pari passu notes that is not waived by the required holders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating, in the instruments governing our indebtedness (including covenants in our senior secured credit facility and in the indentures that govern our pari passu notes and the notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facility and the indentures governing our pari passu notes and the notes. In the event of such default:

•	the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

Upon any such bankruptcy filing, we would be stayed from making any ongoing payments on the notes, and the holders of the notes would not be entitled to receive post-petition interest or applicable fees, costs or charges, or any “adequate protection” under Title 11 of the United States Code (the “Bankruptcy Code”). Furthermore, if a bankruptcy case were to be commenced under the Bankruptcy Code, we could be subject to claims, with respect to any payments made within 90 days prior to commencement of such a case, that we were insolvent at the time any such payments were made and that all or a portion of such payments, which could include repayments of amounts due under the notes, might be deemed to constitute a preference, under the Bankruptcy Code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate. Also, in the event that we were to become a debtor in a bankruptcy case seeking reorganization or other relief under the Bankruptcy Code, a delay and/or substantial reduction in payment under the notes might otherwise occur. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurred, we would be in default under our senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies could increase our future borrowing costs and reduce our access to capital.

Any rating assigned to our debt could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warranted. Consequently, real or anticipated changes in our credit rating will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effects of risks relating to the structure or marketing of the notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount or at all.

Federal and state statutes could allow a court to void the notes or our subsidiary’s guarantee of the notes under fraudulent transfer laws and require noteholders to return payments received from us or the subsidiary guarantor to us or the subsidiary guarantor or to a fund for the benefit of our or its respective creditors or to subordinate the notes or the guarantee to other claims of us or the guarantor.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes or the guarantee thereof could be voided, or claims with respect to the notes or the guarantee could be subordinated to all other debts of us or the guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by us or the guarantor pursuant to the guarantee and require those payments to be returned to us or the guarantor or to a fund for the benefit of us or its respective creditors, or subordinate the notes or the guarantee to other claims of us or the guarantor. The bankruptcy court might take these actions if it found, among other things, that the issuer or the guarantor:

•	received less than reasonably equivalent value or fair consideration for the issuance of the notes or the incurrence of the guarantee; and

•	was (or was rendered) insolvent by such issuance or incurrence;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A court would likely find that we or the subsidiary guarantor received less than fair consideration or reasonably equivalent value for the notes or the guarantee to the extent that we or it did not receive direct or indirect substantial benefit from the issuance of the notes or the incurrence of the guarantee. A court could also void the notes or the guarantee if it found that the issuer or the guarantor issued the notes or incurred the guarantee with actual intent to hinder, delay, or defraud any present or future creditors. Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeded the fair value of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due. We cannot predict what standard a court would apply in order to determine whether the Company or the guarantor was insolvent as of the relevant date or whether, regardless of the method of valuation, a court would determine that the subsidiary guarantor was insolvent on that date, or whether a court would determine that the payments thereunder constituted fraudulent transfers or conveyances on other grounds. If the issuance of the notes or the incurrence of the guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the issuer or subsidiary guarantor, as applicable. In such case, any payment by the issuer or subsidiary guarantor pursuant to the notes or the guarantee could be required to be returned to us or to the subsidiary guarantor or to a fund for the benefit of our or its respective creditors. Moreover, in such a case a court could subordinate the notes or guarantee to other claims against us or the subsidiary guarantor. If the guarantee were voided or held unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary guarantor based on the guarantee and would be creditors only of NCR and any future subsidiary guarantor whose guarantee was not similarly voided or otherwise held unenforceable. See “Description of the New Notes—Certain Covenants—Future subsidiary guarantors.”

The guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without rendering the incurrence of obligations under its guarantee a fraudulent transfer. This provision may not be effective to protect the guarantee from being voided or subordinated under fraudulent transfer or conveyance law.

Risks Related to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. In addition, if a large number of old notes are exchanged for new notes and there is only a small amount of old notes outstanding, there may not be an active market in the old notes, which may adversely affect the market price and liquidity of the old notes. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Material Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as depository, including an agent’s message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

•	a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered by the deadline set forth in the exchange offer. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but which we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

An active trading market for the new notes may not develop.

The new notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the new notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if it develops, that such market will be sustained as to the liquidity of any market. If an active market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. In addition, the liquidity of the trading market in the new notes, if it develops, and the market price quoted for the new notes may be adversely affected by changes in interest rates in the market for high yield securities and by changes in the financial performance or prospects of the Company or of companies in our industry.

You may not be able to resell notes you receive in the exchange offer without registering those notes or delivering a prospectus.

Based on interpretations by the staff of the SEC in no-action letters, we believe, with respect to notes issued in the exchange offer, that

•	holders who are not “affiliates” of the Company within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their notes in the ordinary course of business; and

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution, within the meaning of the Securities Act, of the notes do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria cannot rely on such SEC staff interpretations, and to sell the notes they receive in the exchange offer would have to register them and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding notes in market-making activities or other trading activities and must deliver a prospectus when they resell the notes they acquire in the exchange offer in order not to be deemed an underwriter.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. Forward-looking statements use words such as “seek,” “potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” “anticipate,” “outlook,” “intend,” “plan,” “target,” “believe,” “estimate,” “forecast,” “pursue” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” They include statements as to our anticipated or expected results; future financial performance; projections of revenue, profit growth and other financial items; discussion of strategic initiatives and related actions; comments about our future economic performance; comments about future market or industry performance; and beliefs, expectations, intentions and strategies, among other things. Forward-looking statements are based on management’s current beliefs, expectations and assumptions and involve a number of known and unknown risks and uncertainties, many of which are outside of our control. These forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. We caution you therefore against relying on any of these forward-looking statements.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include economic, business, competitive, market and regulatory conditions and the following:

•	domestic and global economic and credit conditions;

•	the impact of our indebtedness and its terms on our financial and operating activities;

•	our ability to successfully introduce new solutions and compete and in the information technology industry;

•	the transformation of our business model and our ability to sell higher-margin software and services;

•	defects or errors in our products;

•	manufacturing disruptions;

•	the historical seasonality of our sales;

•	foreign currency fluctuations;

•	the availability and success of acquisitions, divestitures and alliances, including the acquisition of Digital Insight;

•	our pension strategy and underfunded pension obligation;

•	tax rates;

•	compliance with data privacy and protection requirements;

•	reliance on third party suppliers;

•	development and protection of intellectual property;

•	workforce turnover and the ability to attract and retain skilled employees;

•	environmental exposures from our historical and ongoing manufacturing activities;

•	uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions; and

•	other risks described in the “Risk Factors” section of this prospectus beginning on page 9 and in the section entitled “Risk Factors” beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference into this prospectus.

You should read carefully the discussion of significant risk factors described in “Risk Factors” on page 9 of this prospectus and in the section entitled “Risk Factors” beginning on page 11 of our Annual Report on

Form 10-K for the year ended December 31, 2013, which are incorporated by reference into this prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. All of the above factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business. We undertake no obligation to update or revise forward-looking statements.

Although we believe that assumptions underlying the forward-looking statements contained or incorporated by reference herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included or incorporated by reference herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Year Ended December 31,
	2013	2012	2011		2010	2009
Ratio of earnings to fixed charges	4.87x	10.16x	N/A	*	10.10x	8.97x

*	For the year ended December 31, 2011, fixed charges exceeded earnings by $164 million, resulting in a ratio of less than one.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth NCR’s selected financial data for the periods presented. The balance sheet data as of December 31, 2013 and 2012, and the statement of operations data for the years ended December 31, 2013, 2012 and 2011 set forth below are derived from the audited consolidated financial statements of NCR incorporated by reference into this prospectus. The balance sheet data as of December 31, 2011, 2010 and 2009 and the statement of operations data for the years ended December 31, 2010 and 2009 are derived from the consolidated financial statements of NCR not included in this prospectus.

The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus. NCR’s historical operating results are not necessarily indicative of future operating results.

In millions, except per share and employee and contractor amounts
For the years ended December 31	2013	2012	2011	2010	2009
Continuing Operations (a)
Revenue	$6,123	$5,730	$5,291	$4,711	$4,579
Income (loss) from operations	$666	$748	$(148)	$298	$348
Interest expense	$(103)	$(42)	$(13)	$(2)	$(10)
Income tax expense (benefit)	$98	$223	$(66)	$5	$121
Income (loss) from continuing operations attributable to NCR common stockholders	$452	$475	$(97)	$277	$183
(Loss) income from discontinued operations, net of tax	$(9)	$6	$(93)	$(10)	$(115)
Basic earnings (loss) per common share attributable to NCR common stockholders:
From continuing operations (a)	$2.73	$2.98	$(0.61)	$1.73	$1.15
From discontinued operations	$(0.05)	$0.04	$(0.59)	$(0.06)	$(0.72)

Total basic earnings (loss) per common share	$2.68	$3.02	$(1.20)	$1.67	$0.43
Diluted earnings (loss) per common share attributable to NCR common stockholders:
From continuing operations (a)	$2.67	$2.90	$(0.61)	$1.72	$1.14
From discontinued operations	$(0.05)	$0.04	$(0.59)	$(0.06)	$(0.72)

Total diluted earnings (loss) per common share	$2.62	$2.94	$(1.20)	$1.66	$0.42
Cash dividends per share	$—	$—	$—	$—	$—
As of December 31
Total assets	$8,108	$6,369	$5,604	$4,361	$4,094
Total debt	$3,354	$1,963	$853	$11	$15
Total NCR stockholders’ equity	$1,769	$1,252	$718	$883	$564
Number of employees and contractors	29,300	25,700	23,500	21,000	21,500

(a)	Continuing operations excludes the costs and insurance recoveries relating to certain environmental obligations associated with discontinued operations, including the Fox River, Japan and Kalamazoo River matters, the closure of our electronic funds transfer payment processing business in Canada, and the results from our previously disposed healthcare solutions and entertainment businesses. These items are explained in further detail in the notes to the consolidated financial statements of NCR included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this prospectus.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on July 21, 2014. However, if we, in our sole discretion, extend the period of time during which the exchange offer is open, the term “expiration date” shall mean the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $400 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Old notes tendered in the exchange offer must be in minimum denominations of principal amount of $2,000 and integral multiples of $1,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “—Exchange Agent” on or prior to the expiration date. In addition:

•	certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program (each such entity being hereinafter referred to as an “eligible institution”). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name(s) of the registered holder(s) that appear on the old notes and the signatures must be guaranteed by an eligible institution.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our “affiliate,” as defined under Rule 405 under the Securities Act, or are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

•	cannot rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (Apr. 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are tendered for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned to the holder without cost to such holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedure described above, such unaccepted or non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the old notes to be withdrawn,

•	the old notes to be withdrawn (including the principal amount of such old notes), and

•	where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to the expiration date:

(1)	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(2)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(4)	there has occurred:

•	any general suspension of, or general limitation on, prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

•	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

•	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

which, in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture governing the notes under the Trust Indenture Act.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent

By Registered or Certified Mail, Overnight Delivery on or before

5:00 p.m. New York City Time on the Expiration Date:

U. S. Bank Corporate Trust Services

111 Fillmore Ave. E. EP-MN-WS1P

St. Paul, MN 55107-1402

Attention: Specialty Finance

For Information or Confirmation by Telephone Call:

(800) 934-6802

By Facsimile Transmission

(for Eligible Institutions only):

(651) 466-7372

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act,

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business,

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer,

•	you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

•	you are a participating broker-dealer.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

NCR Corporation will issue the new notes under the Indenture, dated as of December 19, 2013, between NCR Escrow Corp. and U.S. Bank National Association, as trustee, relating to $400 million aggregate principal amount of 5.875% Senior Notes due 2021 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 10, 2014, among NCR Corporation, NCR International, Inc. and U.S. Bank National Association, as trustee, relating to $400 million aggregate principal amount of 5.875% Senior Notes due 2021 (such Base Indenture, as supplemented, the “Indenture”). This is the same Base Indenture under which the old notes were issued. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “Company,” “NCR,” “we” and “our” refer only to NCR Corporation and not to any of our subsidiaries.

The following is a summary of the material terms and provisions of the notes and the Indenture. The following summary does not purport to be a complete description of the notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the new notes.

Brief Description of the New Notes

The new notes:

•	will be general unsecured senior obligations of the Company;

•	will rank senior in right of payment to any future Subordinated Obligations of the Company;

•	will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company (including the Indebtedness of the Company and the Subsidiary Guarantors under the Credit Agreement);

•	will be effectively subordinated to all Secured Indebtedness of the Company (including all the Indebtedness under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness;

•	will be guaranteed by the Subsidiary Guarantor; and

•	will be structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Company’s Subsidiaries that are not guaranteeing the notes, including guarantees of Indebtedness under the Credit Agreement by such Subsidiaries of the Company that are not Subsidiary Guarantors.

Principal, Maturity and Interest

The Company is offering to issue up to $400 million aggregate principal amount of new notes in exchange for a like principal amount of old notes. The Company will issue the new notes in minimum denominations of $2,000 and any greater integral multiple of $1,000. The notes will mature on December 15, 2021. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on indebtedness,” we are permitted to issue more notes from time to time (the “Additional Notes”). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event that any Additional Notes are not fungible with the notes for U.S. federal income tax purposes, such nonfungible Additional Notes will be issued with a separate CUSIP or ISIN number so that they are distinguishable from the notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the notes include any Additional Notes actually issued.

Interest on the new notes will accrue at the rate of 5.875% per annum and will be payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2014. We will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. See “Exchange Offer.”

Interest on the new notes will accrue from December 19, 2013. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the notes at our option prior to December 15, 2017.

On and after December 15, 2017, we will be entitled at our option on one or more occasions to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption price
2017	102.938%
2018	101.469%
2019 and thereafter	100.000%

In addition, any time prior to December 15, 2016, we will be entitled at our option on one or more occasions to redeem the notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 105.875%, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds from one or more Qualified Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Prior to December 15, 2017, we will be entitled at our option to redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the notes at any time, the Trustee will select notes on a pro rata basis to the extent practicable, unless another method is required by law or applicable exchange or depositary requirements.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice to any Holder selected for redemption, will not impair or affect the validity of the redemption of any other note redeemed in accordance with provisions of the Indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. Notes held in certificated form must be surrendered to the paying agent in order to collect the redemption price. Unless the Company defaults in the payment of the redemption price, on and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption.

Mandatory redemption; offers to purchase; open market purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of Control” and “—Certain Covenants—Limitation on sales of assets and subsidiary stock.” We may at any time and from time to time purchase notes in the open market or otherwise.

Subsidiary Guarantee

The Subsidiary Guarantor will guarantee, on a senior unsecured basis, our obligations under the new notes. The obligations of the Subsidiary Guarantor under its Subsidiary Guarantee are designed to be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law, and, therefore, such Subsidiary Guarantee is specifically limited to an amount that such Subsidiary Guarantor could guarantee without such Subsidiary Guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Subsidiary Guarantee from constituting a fraudulent conveyance. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Notes—Federal and state statutes could allow a court to void the notes or our subsidiary’s guarantee of the notes under fraudulent transfer laws and require noteholders to return payments received from us or the subsidiary guarantor to us or the subsidiary guarantor or to a fund for the benefit of our or its respective creditors or to subordinate the notes or the guarantee to other claims of us or the guarantor.” As of the date hereof, the sole Subsidiary Guarantor is NCR International, Inc., a Delaware corporation.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released upon:

(1)	(a) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary to the extent permitted by the Indenture;

(b) the release of such Subsidiary Guarantor from its guarantee of Indebtedness under the Credit Agreement, so long as such Subsidiary Guarantor would not then otherwise be required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future subsidiary guarantors”;

(c) the sale or other disposition of such Subsidiary Guarantor (including by way of merger or consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, so long as the sale or other disposition does not violate the covenant described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock” or “—Certain Covenants—Merger and consolidation”;

(d) the release or discharge of the Indebtedness that would have required such Subsidiary Guarantor to enter into a Guarantee Agreement pursuant to the covenant described under “—Certain Covenants—Future subsidiary guarantors” other than a release or discharge by or as a result of the payment of such Indebtedness;

(e) the Company exercising its legal defeasance option or its covenant defeasance option as described under “—Satisfaction and discharge—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2)	such Subsidiary Guarantor delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions provided for in the Indenture relating to such transaction have been complied with.

Ranking

Senior indebtedness versus notes

The indebtedness evidenced by the new notes and the Subsidiary Guarantees will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The new notes will be guaranteed by the Subsidiary Guarantors.

As of December 31, 2013:

(1)	the Company and the Subsidiary Guarantor had approximately $3.4 billion of total Indebtedness outstanding, of which $1.1 billion was secured debt under the Credit Agreement; and

(2)	the Company and the Subsidiary Guarantor had approximately $828 million of secured debt available for borrowing as additional senior secured debt under the Credit Agreement.

Virtually all of the Senior Indebtedness of the Subsidiary Guarantor consists of its guarantee of Senior Indebtedness of the Company under the Credit Agreement and with respect to the notes and our 4.625% Senior Notes due 2021, our 5.000% Senior Notes due 2022 and our 6.375% Senior Notes due 2023.

The new notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company (including obligations with respect to the Credit Agreement) will be effectively senior to the new notes to the extent of the value of the assets securing such debt or other obligations.

Liabilities of subsidiaries versus notes

A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes, and, as described above under “—Subsidiary Guarantee,” Subsidiary Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including Holders of the notes. Accordingly, the new notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. In addition, the new notes will be structurally subordinated to all existing and future Indebtedness, claims of holders of preferred stock and other liabilities (including guarantees of indebtedness under the Credit Agreement) of our subsidiaries that are not Subsidiary Guarantors. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on indebtedness.”

Change of Control

Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control unless we have previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “—Optional Redemption,” we will mail a notice by first-class mail to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws or regulations, in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of

Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on indebtedness,” “—Certain Covenants—Limitation on liens” and “—Certain Covenants—Limitation on sale/leaseback transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction. In addition, Holders of the notes may not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the Company’s board of directors, including in connection with a proxy contest, where the Company’s board of directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

The Credit Agreement prohibits us from purchasing any notes and provides that the occurrence of certain change of control events (including a Change of Control as defined under the Indenture) with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing notes, we may seek the consent of our lenders to purchase the notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to offer to purchase notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below. Following the first day (the “Termination Date”) that:

(1) the notes have an Investment Grade Rating, and

(2) no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

(1) “—Limitation on indebtedness”;

(2) “—Limitation on restricted payments”;

(3) “—Limitation on restrictions on distributions from restricted subsidiaries”;

(4) “—Limitation on sales of assets and subsidiary stock”;

(5) clause (3) of the first paragraph under “—Merger and consolidation”; and

(6) “—Limitation on affiliate transactions”

(collectively, the “Terminated Covenants”), regardless of any subsequent changes in the ratings of the notes.

The Indenture contains covenants including, among others, the following:

Limitation on indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would have been at least 2.0 to 1.0 (any such Indebtedness Incurred pursuant to this clause (a) being herein referred to as “Coverage Indebtedness”).

(b) Clause (a) of this covenant will not prohibit the Incurrence of the following Indebtedness (any such Indebtedness Incurred pursuant to this clause (b) being herein referred to as “Permitted Indebtedness”):

(1) Indebtedness Incurred by the Company pursuant to any Credit Facility (including the Credit Agreement); provided, however, that, after giving effect to any such Incurrence, (i) the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $1.9 billion or (ii) the Company’s Consolidated Secured Leverage Ratio would not exceed 2.5 to 1.0 (any such Indebtedness Incurred pursuant to this clause (1) being herein referred to as “Credit Facility Indebtedness”);

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

(3) the notes, the Subsidiary Guarantees and the Exchange Notes (other than any Additional Notes) and the guarantees thereof;

(4) Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (x) the Company would have been entitled to Incur at least $1.00 of

Coverage Indebtedness pursuant to paragraph (a) of this covenant or (y) the Consolidated Coverage Ratio would have been greater than the Consolidated Coverage Ratio immediately prior to such acquisition;

(6) Refinancing Indebtedness in respect of any Coverage Indebtedness or any Permitted Indebtedness Incurred pursuant to clause (3), (4) or (5) or this clause (6);

(7) Hedging Obligations incurred in the ordinary course of business designed to manage interest rates or interest rate risk or to protect against fluctuations in currency exchange rates, and not for the purpose of speculation; provided, however, that in the case of Hedging Obligations relating to interest rates, (A) such Hedging Obligations relate to payment obligations in respect of Indebtedness otherwise permitted to be Incurred by this covenant and (B) the notional principal amount of such Hedging Obligations at the time Incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(8) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence and (ii) Indebtedness owed by the Company or any Subsidiary pursuant to intercompany cash pooling arrangements in the ordinary course of business and consistent with past practices;

(10) the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee thereof Incurred pursuant to this clause (10) shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

(11) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not in excess of the greater of (x) $600 million and (y) 12% of Total Assets;

(12) Indebtedness of the Company or any Restricted Subsidiary in the form of purchase price adjustments, earn-outs or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or any other Investment;

(13) Indebtedness in respect of Third Party Interests issued by Securitization Vehicles in Securitizations in an aggregate amount at any time outstanding not in excess of $200 million, and Indebtedness consisting of representations, warranties, covenants and indemnities made by, and repurchase and other obligations of, the Company or a Restricted Subsidiary in connection with Securitizations, in each case, permitted by the covenant described under “—Limitation on sales of assets and subsidiary stock”; provided that such representations, warranties, covenants, indemnities and repurchase and other obligations are of the type customarily included in securitizations of accounts receivable intended to constitute true sales of such accounts receivable;

(14) Purchase Money Indebtedness Incurred to finance the acquisition, construction or improvement by the Company or a Restricted Subsidiary of assets in the ordinary course of business, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (14) and then outstanding, does not exceed the greater of (x) $150 million and (y) 3% of Total Assets; and

(15) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the date of such Incurrence and incurred pursuant to this clause (15) does not exceed the greater of (x) $150 million and (y) 3% of Total Assets.

(c) For purposes of determining compliance with this covenant:

(1) any Indebtedness outstanding on the Issue Date under the Credit Agreement on the Issue Date will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above and, in that connection, the Company will be entitled to treat a portion of such Indebtedness as Coverage Indebtedness and the balance of such Indebtedness as an item or items of Permitted Indebtedness; and

(4) any Permitted Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) or (2) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred as Coverage Indebtedness pursuant to paragraph (a) above or as Permitted Indebtedness pursuant to another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant thereto at the time of such reclassification.

(d) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent, as appropriate, of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on restricted payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under “—Limitation on indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since September 17, 2012 would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2012 to the end of the most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash) received by the Company either (x) from the issuance or sale of its Qualified Capital Stock subsequent to September 17, 2012 or (y) as a contribution in respect of its Qualified Capital Stock from its stockholders subsequent to September 17, 2012, but excluding in each case any Net Cash Proceeds that are used to redeem notes in accordance with the third paragraph under “—Optional Redemption”; plus

(C) the amount by which the principal amount of Indebtedness of the Company (other than Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to September 17, 2012 of any

Indebtedness of the Company convertible or exchangeable for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash) received by the Company or any Restricted Subsidiary subsequent to September 17, 2012 with respect to Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person (other than the Company or any Restricted Subsidiary) and resulting from repurchases, repayments or redemptions of such Investments by such Person, or proceeds realized on the sale of such Investment, and (y) in the event that the Company redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (other than to the extent the Company’s Investment in such Unrestricted Subsidiary constituted a Permitted Investment); provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company or a substantially concurrent cash capital contribution received by the Company from its stockholders with respect to its Qualified Capital Stock; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” so long as:

(A) the principal amount of such Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Obligations being so purchased, repurchased, redeemed, defeased or acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Obligations being so purchased, repurchased, redeemed, defeased or acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(B) such Indebtedness is subordinated to the notes or the applicable Guarantee at least to the same extent as such Subordinated Obligations so purchased, repurchased, redeemed, defeased or acquired or retired for value;

(C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Obligations being so purchased, repurchased, redeemed, defeased or acquired or retired; and

(D) such Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Subordinated Obligations being so purchased, repurchased, redeemed, defeased or acquired or retired;

provided, however, that such Restricted Payments shall be excluded in the calculation of Restricted Payments;

(3) the payment of any dividend, distribution or redemption of any Capital Stock or Subordinated Obligation within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by the provisions of paragraph (a) of this covenant (the declaration of such payment will be deemed a Restricted Payment under paragraph (a) of this covenant as of the date of declaration and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under paragraph (a) of this covenant) provided, however, that any Restricted Payment made in reliance on this clause (3) shall reduce the amount available for Restricted Payments pursuant to clause (a)(3) above only once;

(4) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries held by any officers, former officers, employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such officers, former officers, employees, former employees, directors or former directors), pursuant to any management equity plan or employee stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $10 million in the aggregate for any fiscal year; provided further that the Company may carry over and make in a subsequent fiscal year, in addition to the amounts permitted for such fiscal year, the amount of such purchases, redemptions or other acquisitions or retirements permitted to have been made but not made in the preceding fiscal years; provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(5) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “—Limitation on indebtedness”; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur (i) upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as reasonably determined in good faith by the Company); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the notes as a result of such Change of Control and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9) Restricted Payments in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (9), does not exceed $50 million; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

(10) the making of any Restricted Payments if, at the time of making such payments, and after giving effect thereto (including the Incurrence of any Indebtedness permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” to finance such payment), the Company’s Consolidated Leverage Ratio would not exceed 2.25 to 1.0; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be included in the calculation of the amount of Restricted Payments and shall not reduce the amount available for Restricted Payments pursuant to clause (a)(3) above to be less than $0;

(11) payments of intercompany subordinated Permitted Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “—Limitation on indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payment;

(12) so long as no Default has occurred and is continuing, to the extent constituting a Restricted Payment, cash settlement of any Permitted Convertible Debt Call Transaction; provided, however, that such cash settlement shall be included in the calculation of the amount of Restricted Payments; or

(13) the declaration and payment of any dividend in respect of the Capital Stock of the Company or the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock of the Company held by any Person, in an amount not to exceed $50 million in the aggregate for any fiscal year; provided, however, that the Company may carry over and make in a subsequent fiscal year, in addition to the amounts permitted for such fiscal year, the amount of such dividends, purchases, repurchases, redemptions, defeasances or other acquisitions or retirements permitted to have been made but not made in the preceding fiscal years; provided further, however, that such dividends, payments, purchases, repurchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including the Credit Agreement in effect on the Issue Date, the Indenture, the notes and the Guarantees);

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Company (as reasonably determined by the Company in good faith) than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and

(D) any encumbrance or restriction with respect to (i) a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such

Restricted Subsidiary or (ii) a business unit, division, product line or line of business or other assets in a transaction permitted under the covenant described under “—Limitation on sales of assets and subsidiary stock,” in each case pending the closing of such sale or disposition; and

(E) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(F) provisions contained in any approval, license or permit with a regulatory authority, in each case entered into in the ordinary course of business;

(G) restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into in the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(H) any encumbrance or restriction with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Subsidiary in compliance with the terms of the Indenture;

(I) provisions contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;

(J) provisions in agreements or instruments which prohibits the payment or making of dividends or other distributions other than on a pro rata basis;

(K) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered in the ordinary course of business (including in the case of NCR Manaus, restrictions and conditions set forth in the Brazil Transaction Documents); and

(L) any encumbrance or restriction contained in the terms of any agreement under which Indebtedness is permitted to be Incurred after the Issue Date pursuant to the covenant described under “—Limitation on indebtedness,” if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (ii) the Company reasonably determines in good faith at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes and any other Indebtedness that is an obligation of the Company and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings or agreements (as reasonably determined by the Company in good faith);

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary provisions in leases and other agreements to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(C) any encumbrance or restriction contained in any Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on indebtedness” and “—Limitation on liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(D) any encumbrance or restriction contained in any agreement relating to Purchase Money Indebtedness permitted by the covenant described under “—Limitation on indebtedness” if such restrictions or conditions apply only to the assets securing such Indebtedness; and

(E) any encumbrance or restriction consisting of customary non-assignment provisions in a lease, license or similar contract, in each case entered into in the ordinary course of business.

Limitation on sales of assets and subsidiary stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition; and

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments.

Within 365 days after the receipt of any Net Available Cash from such Asset Disposition (or, in the case of a Designated Foreign Asset Disposition, within the time period specified in the definition thereof), the Company or the applicable Restricted Subsidiary, as the case may be, shall apply the Net Available Cash from such Asset Disposition:

(i) to reduce the outstanding principal amount of Credit Facility Indebtedness;

(ii) to reduce the outstanding principal amount of any other Senior Indebtedness of the Company or a Subsidiary Guarantor; provided, however, that to the extent the Company or such Subsidiary Guarantor repays any such other Senior Indebtedness, the Company shall equally and ratably reduce the principal amount of notes outstanding, through open-market purchases or through redemption, or shall offer (in accordance with the procedures set forth below in clause (b) of this covenant) to all Holders to purchase their notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, in an aggregate principal amount which, if the offer were accepted, would result in such reduction;

(iii) to reduce the outstanding principal amount of Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor;

(iv) to acquire Additional Assets; or

(v) to make capital expenditures that are used or useful in a Related Business;

in the case of clauses (i), (ii) and (iii) other than Indebtedness owed to the Company or an Affiliate of the Company.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

(b) Any Net Available Cash that is not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million, the Company will make an offer (an “Asset Disposition Offer”) to all Holders of the notes and, at the Company’s election, to holders of other Senior Indebtedness to purchase or redeem the maximum principal amount of notes and such other Senior Indebtedness that may be purchased out of the amount of such Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 100% of the principal amount of the notes and/or any such Senior Indebtedness plus accrued and unpaid interest to the date of purchase, and will be payable in cash in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture or the agreements governing the other Senior Indebtedness. If the aggregate purchase price of Indebtedness tendered exceeds the amount of Excess Proceeds, the Trustee will select the Indebtedness to be purchased on a pro rata basis but in round denominations, which, in the case of the notes, will be denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero and, so long as all notes validly tendered and not withdrawn pursuant to such offer are purchased by the Company in compliance with this covenant, any excess of the offer amount over the amount applied to purchase notes (and such other Senior Indebtedness) pursuant to such offer may be applied by the Company for any purpose not prohibited by this Indenture. The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption or discharge of Indebtedness of the Company or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock of the Company or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(2) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and Subordinated Obligations) that are assumed by the transferee of shares of Capital Stock, property or other assets in the Asset Disposition, pursuant to a customary agreement that releases the Company or such Restricted Subsidiary from any and all liability therefor;

(3) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after the date of the applicable Asset Disposition, to the extent of the cash received in that conversion; and

(4) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration received pursuant to this clause (4) that is at that time outstanding, does not exceed the greater of (x) $100 million and (y) 1.0% of Total Assets (determined as of the end of the most recent fiscal quarter for which internal financial statements are available) at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Limitation on affiliate transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10 million unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; and

(2) if such Affiliate Transaction involves an amount in excess of $25 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any transaction between or among the Company or any of its Restricted Subsidiaries (other than Securitization Vehicles);

(2) any Permitted Investment or any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on restricted payments”;

(3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans entered into in the ordinary course of business;

(4) payroll, travel, loans or advances to directors and employees in the ordinary course of business of the Company and its Restricted Subsidiaries, and on customary terms;

(5) any employment, consulting, service or termination agreement, or reasonable and customary indemnification agreement, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (and payments made pursuant thereto), and the payment of reasonable fees and expenses, and the provision of customary indemnities, to directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries in their capacities as such;

(6) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(7) any transaction with a joint venture partner in the ordinary course of business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that, in the reasonable, good faith determination of the members of the Board of Directors or senior management of the Company, such transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have reasonably been obtained at the time of such transaction in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(8) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(9) transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements);

(10) transactions effected pursuant to any agreement as in effect on the Issue Date and described in the Offering Memorandum and any amendment, modification or replacement of any such agreement (so long as such amendments, modifications or replacements are not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date);

(11) any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions; and

(12) any transaction in which the Company delivers to the Trustee a written opinion from an Independent Qualified Party to the effect that such transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

Limitation on line of business

The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business, except to the extent not material to the Company and its Restricted Subsidiaries, taken as a whole.

Limitation on liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured. For the avoidance of doubt, for the purposes of determining whether any Initial Lien is a Permitted Lien following any

Termination Date, any Incurrence of Indebtedness shall be tested as though the covenant described under “—Limitation on indebtedness” was in effect at such time.

Any such Lien thereby created in favor of the notes or any Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of each Initial Lien to which it relates, (ii) in the case of such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien.

Limitation on sale/leaseback transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness” (following any Termination Date, such determination shall be made as if such covenant was in effect at such time) and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on liens”;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock” (following any Termination Date, such compliance shall be tested as if such covenant was in effect at such time).

Merger and consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) either (i) the Company shall be the surviving corporation or (ii) the resulting, surviving or transferee Person (in each of clauses (i) or (ii), the “Successor Company”) shall (A) be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (provided that, if the Successor Company is a limited liability company, then there shall be a Restricted Subsidiary of such Person which shall be a corporation organized in the jurisdictions permitted by this clause (1) and a co-obligor of the notes) and (B) expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, either (x) the Successor Company would be able to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under “—Limitation on indebtedness” or (y) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

For all purposes of the Indenture, Subsidiaries of any Successor Company will, upon any transaction subject to this covenant, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture, and all Indebtedness and Liens of the Successor Company and its Subsidiaries that were not Indebtedness or Liens on property or assets, as the case may be, of the Company and its Subsidiaries immediately prior to such transaction shall be deemed to have been Incurred upon such transaction.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture;

provided, however, that this covenant will not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or a Subsidiary Guarantor.

Future subsidiary guarantors

The Company will not cause or permit (a) any of its Restricted Subsidiaries (other than a Foreign Subsidiary), directly or indirectly, to Guarantee any Indebtedness of the Company or any Subsidiary Guarantor, (b) any Foreign Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company or any Subsidiary Guarantor or (c) any of its Restricted Subsidiaries (other than a Foreign Subsidiary) to Incur Credit Facility Indebtedness unless such Restricted Subsidiary is a Subsidiary Guarantor or contemporaneously executes and delivers to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture and applicable to the other Subsidiary Guarantors and delivers to the Trustee an opinion of counsel (which may contain customary exceptions) that such Guarantee Agreement has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

SEC reports

Whether or not the Company continues to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC subject to the next sentence and provide the Trustee (and Noteholders, to the extent not publicly available on the SEC’s EDGAR system or the Company’s website) such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, at any time when the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Holders of the notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the notes when due, continued for 30 days;

(2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and consolidation” above;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “—Change of Control” (other than a failure to purchase notes) or under “—Certain Covenants—Limitation on sales of assets and subsidiary stock” (other than a failure to purchase notes);

(5) the failure by the Company to comply for 90 days after notice with any of its obligations in the covenant described under “—Certain Covenants—SEC reports”;

(6) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other covenants or agreements contained in the Indenture (other than a default referred to in clauses (1) through (5) above);

(7) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $75 million (the “cross acceleration provision”);

(8) certain events of bankruptcy, insolvency or reorganization of the Company, any Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(9) any judgment or decree for the payment of money in excess of $75 million (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefore has not been denied by the insurer) is entered against the Company, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(10) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clauses (4), (5) and (6) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice. Any default for the failure to deliver any report within the time periods prescribed in the covenant described under “—Certain Covenants—SEC reports” or to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default under clause (8) occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Noteholder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the Company obtains knowledge of the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or change the Stated Maturity of any note;

(4) change the provisions applicable to the redemption of any note as described under “—Optional Redemption”;

(5) make any note payable in money other than that stated in the note;

(6) impair the right of any Noteholder to receive payment of principal of and interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

(9) make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any Noteholder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture, the notes or a Subsidiary Guarantee, as applicable;

(3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

(4) to add Guarantees with respect to the notes, including any Subsidiary Guarantee, or to secure the notes;

(5) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(6) to make any change that would provide additional rights or benefits to Noteholders or not adversely affect the rights of any Noteholder;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8) to conform the text of the Indenture, the notes or any Subsidiary Guarantee to any provision of this “Description of the New Notes” to the extent that such provision in this “Description of the New Notes” was intended to be a verbatim recitation of a provision of the Indenture, the notes or such Subsidiary Guarantee;

(9) to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer notes;

(10) to evidence and provide for the acceptance and appointment of a successor Trustee under the Indenture pursuant to the requirements thereof; or

(11) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture.

The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Noteholders a notice briefly describing the amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Restricted Subsidiary of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement for any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The new notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding notes for cancellation or (2) all outstanding notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officers’

Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Defeasance

At any time, we may terminate all our obligations under the notes, the Subsidiary Guarantees and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust (as defined below) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Certain Covenants—Merger and consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and Subsidiary Guarantors and the judgment default provision described under “—Defaults” above and the limitations contained in clauses (3) of the first paragraph under “—Certain Covenants—Merger and consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7), (8) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (9) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the issuance of the notes).

Concerning the Trustee

U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association as registrar and paying agent with regard to the notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power vested under the Indenture, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No provision of the Indenture requires the Trustee to expend its own funds or otherwise incur financial liability in the performance of its duties thereunder or in the exercise of its rights or powers thereunder if the Trustee has reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Noteholder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1) any property, plant, equipment or other long term tangible or Intellectual Property assets used or useful in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Additional Notes” has the meaning given to it under “—Principal, Maturity and Interest.”

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 15, 2017, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means with respect to a note at any redemption date the excess, if any, of (A) the present value at such redemption date of (1) the redemption price of such note on December 15, 2017 (such redemption price being described under “—Optional Redemption” exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through December 15, 2017 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Applicable Premium Deficit” has the meaning given to it under “—Satisfaction and Discharge.”

“Asset Disposition” means any sale, lease, transfer or other disposition, including the exclusive license of (or series of related sales, leases, transfers, dispositions or exclusive licenses) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock” only, (x) a disposition that constitutes a Restricted Payment or Permitted Investment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on restricted payments” and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and consolidation”;

(C) a disposition of assets with a Fair Market Value of less than $15 million;

(D) a disposition of cash, or Temporary Cash Investments;

(E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(G) disposals or replacements of obsolete, worn out, uneconomical or surplus property or equipment;

(H) sales by the Company or Restricted Subsidiaries of Securitization Assets to one or more Securitization Vehicles in Securitizations; provided that (A) each such Securitization is effected on market terms, (B) the aggregate amount of Third Party Interests in respect of all such Securitizations shall not exceed $200 million at any time outstanding, (iii) the aggregate amount of the Sellers’ Retained Interests in such Securitizations does not exceed an amount at any time outstanding that is customary for similar transactions and (iv) the proceeds to each such Securitization Vehicle from the issuance of Third Party Interests are applied substantially simultaneously with the receipt thereof to the purchase from the Company or its Restricted Subsidiaries of Securitization Assets;

(I) dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(J) dispositions of Investments in joint ventures (other than NCR Manaus) to the extent required by, or made pursuant to customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding arrangements and, to the extent made pursuant to the requirements of the Brazil Shareholders’ Agreement, any sale or disposition of NCR Manaus to Scopus Industrial S/A or its Affiliates or designees upon their exercise of call rights under such agreement;

(K) the licensing or sublicensing of Intellectual Property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries; and

(L) the transfer of pension assets in connection with the permanent settling of the related pension obligations in an arm’s-length transaction with a Person that is not an Affiliate of the Company (provided that such transaction is on commercially reasonable terms as reasonably determined in good faith by the Company).

“Asset Disposition Offer” has the meaning given to it under “—Certain Covenants—Limitation on sales of assets and subsidiary stock.”

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board or, in the case of a Person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.

“Brazil CMA” means the Contract Manufacturing Agreement dated as of July 26, 2011 by and between NCR Global Solutions Group, Ltd., an Irish limited company, and NCR Manaus, including the schedules thereto, as in effect on the Issue Date.

“Brazil Shareholders’ Agreement” means the Shareholders’ Agreement as attached as Schedule I to the Brazil Subscription Agreement, by and among the Company, NCR Manaus, Scopus Industrial and Scopus Tecnologia, including the schedules and exhibits thereto, as in effect on the Issue Date.

“Brazil Subscription Agreement” means the Equity Subscription Agreement dated as of July 26, 2011 by and among the Company, Scopus Industrial S/A, Scopus Tecnologia Ltda. and NCR Manaus, including the schedules thereto, as in effect on the Issue Date.

“Brazil Transaction Documents” means the Brazil CMA, the Brazil Shareholders’ Agreement and the Brazil Subscription Agreement.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

“Change of Control Offer” has the meaning given to it under “—Change of Control.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to December 15, 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 15, 2017.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements of the Company are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with such transactions or any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (including any determinations made in respect of Pro Forma Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (other than non-cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14-1 or any successor provision), plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) capitalized interest;

(4) non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense);

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing Incurred as Credit Facility Indebtedness;

(6) net payments pursuant to Hedging Obligations;

(7) the product of (a) all dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (b) a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Disqualified Stock or Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith); and

(8) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Company or any Restricted Subsidiary.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination (other than Indebtedness Incurred under clause (9) of the definition thereof) to (y) EBITDA for the most recent four consecutive fiscal quarters for which financial statements of the Company are available (the “Reference Period”); provided, however, that:

(1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and EBITDA shall be calculated as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

(4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

(5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (including any determinations made in respect of Pro Forma Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was incurred solely for working capital purposes.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income only to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income of any Restricted Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which approval has not been obtained or which approval cannot be obtained within 90 of days of a request for such approval (as reasonably determined in good faith by the Company)) or by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except that:

(A) subject to the exclusion contained in clause (3) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included (to the extent not already included therein) up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included (to the extent not already included therein) in determining such Consolidated Net Income;

(3) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) extraordinary gains or losses;

(5) the cumulative effect of a change in accounting principles;

(6) any net after-tax gain (or loss) attributable to the early retirement or conversion of Indebtedness;

(7) amortization of non-cash pension expenses and any after-tax one-time gains or losses associated with lump sum payments (or transfers of financial assets) to defease pension and retirement obligations and after-tax mark-to-market gains and losses on pension plans and settlement/curtailment gains and losses thereon;

(8) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP;

(9) the effects of adjustments in the Company’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition that is consummated after September 17, 2012, net of taxes;

(10) any increase to reserves for environmental liabilities except to the extent cash payments are made in respect of such liabilities from such increase; and

(11) the net income or loss of, and any amounts referred to in clause (1) above paid to, any consolidated Restricted Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the non-controlling interest in such consolidated Restricted Subsidiary;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “Certain Covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of the Company or any Restricted Subsidiary plus the aggregate additional Credit Facility Indebtedness that the Company could Incur as of such date pursuant to clause (b)(1)(i) of the covenant described under “—Certain Covenants—Limitation on indebtedness” (following any Termination Date, such determination shall be made as if such covenant was in effect at such time).

“Consolidated Secured Leverage Ratio” means, as of any date of determination the ratio of (a) Consolidated Secured Indebtedness to (b) the aggregate amount of EBITDA for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio.

“Consolidated Total Indebtedness” means, as of any date determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness

Incurred under clause (9) of the definition thereof) on a consolidated basis plus, without duplication, the amount of Third Party Interests in respect of Securitizations, in each case, without giving effect to any accounting principle that results in the amount of any such Indebtedness to be below the stated principal amount of such Indebtedness.

“Coverage Indebtedness” has the meaning given to it in clause (a) of “—Certain Covenants—Limitation on indebtedness.”

“Credit Agreement” means that certain Credit Agreement dated as of August 22, 2011, as amended and restated as of July 25, 2013, and as amended as of December 4, 2013 (as further amended, amended and restated, supplemented or otherwise modified from time to time), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including any related notes, guarantees and collateral documents.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Credit Facility Indebtedness” has the meaning given to it in clause (b)(1) of “—Certain Covenants—Limitation on indebtedness.”

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Foreign Asset Disposition” means an Asset Disposition by a Foreign Subsidiary, to the extent it consists of assets located in Brazil, China, Hungary, India or Russia, or the Capital Stock of a Person domiciled in such jurisdictions. In the case of a Designated Foreign Asset Disposition, the 365-day time period referred to under the caption “—Certain Covenants—Limitation on sales of assets and subsidiary stock” shall be two years after the receipt of any Net Available Cash from such Designated Foreign Asset Disposition.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the day that is 91 days after the Stated Maturity of the notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable prior to such date will be deemed to be Disqualified Stock; provided further, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset disposition” or a “change of control” (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that such Person may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions prior to compliance by such Person with the provisions of the Indenture described under the captions “—Change of Control” and “—Certain Covenants—Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with the covenants described under “—Certain Covenants—Limitation on restricted payments.”

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries; plus

(2) Consolidated Interest Expense; plus

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); plus

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

less interest income and all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without any prior governmental approval (or, if such approval is required, such approval has been obtained or can be obtained within 90 of days of a request for such approval (as reasonably determined in good faith by the Company)) and pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excess Proceeds” has the meaning given to it under “—Certain Covenants—Limitation on sales of assets and subsidiary stock.”

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the notes, in compliance with the terms of the Registration Rights Agreement.

“Fair Market Value” means the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as reasonably determined in good faith by the chief financial officer, chief accounting officer or controller of the Company with respect to valuations not in excess of $25 million or reasonably determined in good faith by the Board of Directors of the Company with respect to valuations equal to or in excess of $25 million, which determination will be conclusive (unless otherwise provided in the Indenture).

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of September 17, 2012, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC, except with respect to any reports or financial information required to be delivered pursuant to the covenant set forth under “—Certain Covenants—SEC reports,” which shall be prepared in accordance with GAAP as in effect on the date thereof. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP in accordance with applicable laws and regulations, including those of the SEC, and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided, however, that any such election, once made, shall be irrevocable; provided further, however, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of the notes.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture to the Indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a note is registered on the registrar’s books.

“IFRS” has the meaning given to it under the definition of “GAAP.”

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness;

(4) changes in the principal amount of any Indebtedness that is denominated in a currency other than U.S. dollars solely as a result of fluctuations in exchange rates or currency values; and

(5) the reclassification of any outstanding Capital Stock as Indebtedness due to a change in accounting principles so long as such Capital Stock was issued prior to, and not in contemplation of, such accounting change will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations and Synthetic Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) all Third Party Interests in respect of Securitizations of such Person or its Subsidiaries;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(7) all Guarantees by such Person of obligations of the type referred to in clauses (1) through (6) or dividends of other Persons;

(8) all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(9) to the extent not otherwise included in this definition, the net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

The amount of any Preferred Stock that has a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Preferred Stock as if such Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Preferred Stock is to be determined pursuant to the Indenture; provided, however, that if such Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be calculated as of the first date thereafter on which such Preferred Stock could be required to be so redeemed, repaid or repurchased. If any Preferred Stock does not have a fixed redemption, repayment or repurchase price, the amount of such Preferred Stock will be its maximum liquidation value.

“Indenture” has the meaning given to it in the preamble hereto.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Initial Lien” has the meaning given to it under “—Certain Covenants—Limitation on Liens.”

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Company or any Subsidiary, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the

Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on restricted payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means (i) a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BB+ (or equivalent) by Standard and Poor’s or (ii) a rating equal to or higher than BBB- (or equivalent) by Standard and Poor’s and Ba1 (or equivalent) by Moody’s, in each case with a stable outlook.

“Issue Date” means December 19, 2013.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any priority of any kind (including any conditional sale, capital lease or other title retention agreement) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“NCR Manaus” means NCR BRASIL–INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO LTDA., a Brazilian limited liability company, and, upon and following its conversion to a Brazilian corporation as set forth in the Brazil Transaction Documents, NCR BRASIL–INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO S.A., a Brazilian corporation.

“Net Available Cash” from an Asset Disposition means cash payments and the Fair Market Value of any Temporary Cash Investments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities (other than Temporary Cash Investments) received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes paid or payable, as consequence of such Asset Disposition (including, in the case of a Designated Foreign Asset Disposition, any taxes imposed by withholding or otherwise arising from the repatriation of cash associated with such Designated Foreign Asset Disposition (after taking into account and giving effect to any deductions, losses, credits and similar tax attributes arising from such Designated Foreign Asset Disposition)), as determined before taking into account the application of any deductions, losses, credits and similar tax attributes (other than those deductions, losses, credits and attributes arising from such Asset Disposition);

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated as of December 5, 2013, related to the offer and sale of the notes.

“Officer” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, the Treasurer, the Assistant Treasurer, the Secretary or any Assistant Secretaries of the Company. Officer of any Subsidiary has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers, at least one of whom must be the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, the Treasurer or the Secretary.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee (who may be an employee of or counsel to the Company or the Trustee).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Company’s common stock underlying convertible debt purchased by the Company in connection with the bona fide issuance of such convertible debt (other than to the Company or any of its Affiliates); provided that the purchase price for such Permitted Bond Hedge Transaction, less the cash proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net cash proceeds received by the Company from the sale of such convertible debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Debt Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Indebtedness” has the meaning given to it in clause (b) under “—Certain Covenants—Limitation on indebtedness.”

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to directors and employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock” or (ii) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations or Guarantees of Indebtedness otherwise permitted under the covenant described under “—Certain Covenants—Limitation on indebtedness”;

(12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13) any Person to the extent the payment for such Investment consists solely of an issuance of Capital Stock (other than Disqualified Stock) of the Company; provided, however, that such issuance of Capital Stock shall not increase the amount available for Restricted Payments under clause (a)(3) under the covenant described under “—Certain Covenants—Limitation on restricted payments”;

(14) any Person to the extent such Investment consists of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(15) any Person to the extent such Investment consists of guarantees of performance obligations of Foreign Subsidiaries under service contracts entered into in the ordinary course of business in accordance with the covenant described under “—Certain Covenants—Limitation on indebtedness”;

(16) any Person to the extent such Investments consist of extensions of trade credit in the ordinary course of business;

(17) any Person to the extent such Investments consist of Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary after the Issue Date in accordance with the covenant described under “—Certain Covenants—Merger and consolidation,” in each case, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18) any Person to the extent such Investments consist of cash earnest money deposits required to be made by the Company or any Restricted Subsidiary in connection with a purchase agreement, letter of intent or other acquisitions permitted under the Indenture;

(19) joint ventures or Unrestricted Subsidiaries to the extent such Investments, when taken together with all other Investments made pursuant to this clause (19) (including the Fair Market Value of any assets transferred thereto), do not exceed the greater of (x) $150 million and (y) 3% of Total Assets; provided, however, that at the time of, and after giving effect thereto, no Default shall have occurred and be continuing or would occur as a consequence thereof; and

(20) any Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (20) and outstanding on the date such Investment is made, do not exceed the greater of (x) $150 million and (y) 3% of Total Assets.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (20) above, the Company will be entitled to classify (but not reclassify) such Investment (or portion thereof) in one or more of such categories set forth above).

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations), or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or pledges or deposits to secure the performance of bids, trade contracts, leases, surety or appeal bonds, performance bonds or similar instruments (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations) to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Carriers’, warehousemen’s and mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, in each case for sums not overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such

Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by such Person in excess of those required by applicable banking regulations;

(3) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; provided further that in the event Purchase Money Indebtedness is owed to any Person with respect to the financing of more than one purchase of any such property, plant or equipment, such Liens may secure all such Purchase Money Indebtedness and may apply to all such property, plant or equipment financed by such Person;

(7) Liens to secure Credit Facility Indebtedness;

(8) Liens existing on the Issue Date;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than, in the case of any merger or consolidation, the assets of any such Person or Restricted Subsidiary that is a party thereto or any assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (8), (9) or (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14) Liens Incurred to secure cash management services in the ordinary course of business;

(15) Customary rights and restrictions on Capital Stock or assets in connection with the sale or transfer of any such Capital Stock or assets in a transaction permitted under the provision in the Indenture described in “—Certain Covenants—Limitation on sales of assets and subsidiary stock” that are customarily included in agreements relating to such sale or transfer pending the completion thereof;

(16) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(17) Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in connection with a transaction permitted under the Indenture;

(18) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by such Person in the ordinary course of business;

(19) interests or title of a lessor under a lease (other than a Capital Lease Obligation) entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(20) Liens deemed to exist in connection with Investments in repurchase agreements that are Permitted Investments;

(21) Liens on property of any Subsidiary that is not a Subsidiary Guarantor, which Liens secure Indebtedness of such Subsidiary permitted under the covenant described under “—Certain Covenants—Limitation on indebtedness”;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business;

(23) Liens in favor of any Securitization Vehicle or any collateral agent for holders of Third Party Interests on Securitization Assets transferred or purported to be transferred to such Securitization Vehicle in connection with Securitizations permitted by the covenant described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock”;

(24) leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Company and the Restricted Subsidiaries, taken as a whole, or secure any Indebtedness;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; encumbrances or restrictions set forth in the organizational documents (or any related joint venture, stockholders’ or similar agreement) of any non-Wholly Owned Subsidiary or any Person that is not a Subsidiary in respect of their respective Capital Stock; and

(26) other Liens securing Indebtedness in an aggregate amount not to exceed $100 million outstanding at any time.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Company’s common stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Acquisition Period” means, with respect to any acquisition or any disposition, the period beginning on the date such transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such transaction is consummated.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, the pro forma increase or decrease in EBITDA (including the portion thereof attributable to any assets (including Capital Stock) sold or acquired) projected by the Company in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of the assets acquired with the operations of the Company and the Restricted Subsidiaries or the applicable Asset Disposition, provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to EBITDA, that such cost savings will be realizable during the entirety, or such additional costs, as applicable, will be incurred during the entirety of such Test Period, provided further that any such pro forma increase or decrease to EBITDA shall be without duplication for cost savings or additional costs already included in EBITDA for such Test Period.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations and Synthetic Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed or (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business; provided, however, that (x) such Indebtedness is Incurred within 180 days after such acquisition of such assets and (y) the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such asset.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Capital Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any

Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Company.

“Qualified Equity Offering” means any public issuance and sale of the Company’s common stock by the Company. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8; or

(2) any issuance and sale to any Subsidiary of the Company.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

“Rating Agency” means Standard & Poor’s or Moody’s, or if Standard & Poor’s or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus accrued and unpaid interest and any related fees and expenses in connection with such Refinancing, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes on terms no less favorable in any material respect to the Holders than the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or a Subsidiary Guarantor or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement in respect of the notes, dated as of the Issue Date, among the Company, J.P. Morgan Securities LLC and the guarantors from time to time party thereto.

“Related Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Company and its Restricted Subsidiaries on the Issue Date and other businesses reasonably ancillary, complementary or related thereto or reasonable extensions or expansions thereof.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

The amount of any Restricted Payment if made otherwise than in cash will be Fair Market Value of the assets subject thereto.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person or its Affiliates.

“SEC” means the Securities and Exchange Commission.

“Securitization” means any transaction or series of transactions entered into by the Company or its Subsidiaries pursuant to which the Company or such Subsidiaries sell, convey or otherwise transfer to a Securitization Vehicle Securitization Assets owned by them, and which Securitization Vehicle finances the acquisition of such Securitization Assets (i) with proceeds from the issuance of Third Party Interests, (ii) with Sellers’ Retained Interests or (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle, in each case in a manner that does not result in the incurrence by the Company or the Subsidiaries of any other Indebtedness, including in respect of Guarantees, with recourse to the Company, the Subsidiaries or their assets (other than recourse solely against the Company’s or such Subsidiaries’ retained interest in the limited purpose financing vehicle which finances the acquisition of the relevant financial assets and cash flows or residual values related thereto).

“Securitization Assets” means any accounts receivable owed to the Company or a Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Company or such Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by the provision in the Indenture described in “—Certain Covenants—Limitation on sales of assets and subsidiary stock.”

“Securitization Vehicle” means (i) a Person that is a wholly owned, bankruptcy remote Subsidiary formed for the purpose of effecting one or more Securitizations and to which the Company or its Subsidiaries transfer Securitization Assets and which, in connection therewith, issues Third Party Interests and (ii) any special purpose Subsidiary formed for the sole purpose of purchasing Securitization Assets from the Company and other Subsidiaries in transactions intended to be “true sales” and selling such Securitization Assets to a Securitization Vehicle of the type referred to in clause (i); provided that any such Securitization Vehicle shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by the covenant described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock” the issuance of Third Party Interests or other funding of such Securitizations and activities reasonably related thereto.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers’ Retained Interests” means the debt or equity interests held by a Restricted Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred in a Securitization permitted by the covenant described under “—Certain Covenants—Limitation on sales of assets and subsidiary stock,” including any such debt or equity received in consideration for the Securitization Assets transferred.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary of the Company;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture;

(7) any Indebtedness, which, when Incurred and without respect to any election under Section 111(b) of Title 11, United States Code, is without recourse to such Person;

(8) any Indebtedness of or amounts owed by such Person for compensation to employees or for services rendered to another Person; and

(9) Indebtedness of such Person to a Subsidiary or any other Affiliate or any such Affiliate’s Subsidiaries.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC and, for purpose of determining whether an Event of Default has occurred, any group of Restricted Subsidiaries that combined would be such a Significant Subsidiary.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that guarantees the notes pursuant to the terms of the Indenture.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the notes.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of the covenant described under “—Certain

Covenants—Limitation on Liens,” a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s;

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7) to the extent held by a Foreign Subsidiary, other short-term Investments utilized by such Foreign Subsidiary in accordance with normal investment practices for cash management in Investments of a type analogous to those described in clauses (1) through (6) of this definition.

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Company then last ended.

“Third Party Interests” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in receivables or other securities issued for cash consideration by the relevant Securitization Vehicle to banks, financing conduits, investors or other financing sources (other than the Company and the Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of Securitization Assets in a Securitization. The amount of any Third Party Interests at any time shall be deemed to equal the aggregate principal, stated or invested amount of such Third Party Interests which are outstanding at such time.

“Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries as shown on the most recently prepared consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which such balance sheet is available, prepared on a consolidated basis in accordance with GAAP, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio.

“Trustee” means U.S. Bank National Association unless and until a successor replaces it under the Indenture and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the President, Global Corporate Trust Services, or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on restricted payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur the Indebtedness of such Unrestricted Subsidiary under the covenant described under “—Certain Covenants—Limitation on indebtedness” (such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any Indebtedness of such Unrestricted Subsidiary) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Limitation on indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or if a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the completion of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 21, 2014, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

For a period of 180 days after the completion of this exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this exchange offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including NCR Corporation.

In this prospectus, we “incorporate by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. If any statement or information in this prospectus or any document incorporated by reference is inconsistent with a statement or information in another document having a later date, the statement or information in the document having the later date modifies or supersedes the earlier statement or information. Any statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the exchange offering of all securities covered by this prospectus (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto furnished pursuant to Item 9.01 of a Current Report on Form 8-K) or other applicable SEC rules, rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014, including portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 10, 2014, to the extent specifically incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 2, 2014;

•	our Current Report on Form 8-K/A filed with the SEC on March 20, 2014;

•	our Current Report on Form 8-K filed with the SEC on April 4, 2014;

•	our Current Report on Form 8-K filed with the SEC on April 28, 2014;

•	our Current Report on Form 8-K/A filed with the SEC on June 6, 2014; and

•	our Current Report on Form 8-K filed with the SEC on June 10, 2014.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

NCR Corporation

3097 Satellite Boulevard

Duluth, GA 30096

Attention: Investor Relations

Phone: (937) 445-5000

PROSPECTUS

June 23, 2014